Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Analog Devices, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated December 10, 2014, with respect to the consolidated financial statements and schedule of Analog Devices, Inc., and the effectiveness of internal control over financial reporting of Analog Devices, Inc., included in its Annual Report (Form 10-K) for the year ended November 1, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 18, 2015